Exhibit 10.7

Courtesy translation

Porta Nuova Bonnet Fund

LEASE AGREEMENT

between

Coima SGR S.p.A.

as the management company and on behalf of the closed-end real estate investment fund, reserved for professional investors, called "Porta Nuova Bonnet – Fondo comune di investimento immobiliare di tipo chiuso"

- Landlord -

and

Bending Spoons S.p.A.

- Tenant –

This lease agreement (the "Agreement") is entered into on 1 December 2021

BETWEEN

Coima SGR S.p.A., a joint-stock company incorporated under Italian law with sole shareholder, with registered office in Milan, Piazza Gae Aulenti 12, tax code and registration number in the Milan Register of Companies 05688240968, share capital of € 3,000,000.00, registered at no. 107 of the AIF Managers Section of the Register of asset management companies held by the Bank of Italy pursuant to Article 35 of Legislative Decree no. 58 of 24 February 1998, represented here by Manfredi Catella, born in Livorno on 18 August 1968, in his capacity as duly authorized managing director, who intervenes in this deed in his capacity as management company and on behalf of the closed-end real estate investment fund, reserved for professional investors, called "Porta Nuova Bonnet – Closed-end real estate investment fund" (hereinafter referred to as "Landlord")

AND

Bending Spoons S.p.A., a joint-stock company incorporated under Italian law, with registered office in Milan, Corso Como no. 15, tax code and registration number in the Milan Companies' Register 08931860962, share capital of € 95,365.20, represented here by Luca Querella, born in Turin on 26 September 1987, director, duly authorized pursuant to the resolution of the Board of Directors of 1 July 2019 (hereinafter referred to as "Tenant").

(the Landlord and the Tenant are hereinafter individually referred to as the "Party" and, collectively, the "Parties")

RECITALS

(A)	The Landlord is the owner of a real estate complex (hereinafter referred to as the "Complex", graphically represented in Annex (A)), located in Milan, Via Bonnet 6A, 8 and 10. The Landlord on the buildings located in Via Bonnet 8 and 10 has carried out a real estate development project, known as "Corso Como Place".

(B)	The Complex includes a building, Building C, located in Milan, Via Bonnet 10, consisting of a double-height lobby, a retail floor and 3 office floors, identified in the plans attached to this Agreement as Annex (B) (the "Building").

(C)	The Tenant will carry out certain set-up works in the same Premises to make them compatible with the Permitted Activity (as defined below) by virtue of the executive project that the Landlord has approved (the "Set-Up Works").

(D)	The Landlord intends to lease the Premises to the Tenant, including common parts, common use systems and common services that entail and will entail common rights and obligations for all condominiums, holders and users in general of the Complex and/or their assignees, as indicated in the regulations for the use of the Complex (the "Complex Regulations") which the Tenant declares to know and accept and which is attached under Annex (D).

All the above, constituting the premises as well as the Annexes an integral and essential part of this Agreement, the Parties agree and stipulate the following.

1.	INTERPRETATION AND DEFINITIONS

1.1.	The following terms, when used with a capital letter, shall have the meaning specified or referred to below:

1.1.1.	ISTAT Automatic Update: indicates the increase in the Annual Rent equal to 100% (one hundred percent) of the annual increase in the consumer price index for blue-collar and white-collar households ascertained by ISTAT and applied on an annual basis starting from the Rental Start Date. It is expressly understood that if the ISTAT Automatic Update involves decreasing (rather than increasing) changes in the Annual Rent, the Annual Rent of the following year will not be modified and the value of the decrease will be reduced by the first positive ISTAT Automatic Update and possibly also by subsequent ones, up to the amount of the relevant amount;

1.1.2.	Archive Area: has the meaning set forth in Paragraph 2.1.2;

1.1.3.	Parking Area: has the meaning set forth in Paragraph 2.1.3;

1.1.4.	Permitted Activity: has the meaning set forth in Paragraph 2.3.1;

1.1.5.	Final Balance Sheet: has the meaning set forth in Section 3.9;

1.1.6.	Annual Rent: has the meaning set forth in Section 3.1;

1.1.7.	Complex: has the meaning set forth in recital (A);

1.1.8.	Communications: has the meaning set forth in Section 11.7;

1.1.9.	Tenant: has the meaning set forth in the epigraph;

1.1.10.	Agreement: means this lease;

1.1.11.	Rental Start Date: means today's date;

1.1.12.	Warning: has the meaning set forth in Section 8.1;

1.1.13.	Term: means the Initial Term and any Renewal Term;

1.1.14.	Initial Term: has the meaning set forth in Section 4.1;

1.1.15.	Legislative Decree 231/2001: means Legislative Decree no. 231 of 8 June 2001, as subsequently amended;

1.1.16.	Building: has the meaning set forth in Recital (B);

1.1.17.	Structural Elements: refers to the following elements of the Premises, the Building or the Complex, as the case may be: the facades, roof and primary structures of the Premises (or the Building or Complex respectively) including the foundations, pillars and main walls, perimeter walls, beams and slabs;

1.1.18.	Guarantee: has the meaning set forth in Section 8.1;

1.1.19.	Business Day: means a calendar day other than Saturday and Sunday, and the days on which banks are not open on the Milan financial market;

1.1.20.	Confidential Information: has the meaning set forth in Section 18.1;

1.1.21.	Law 392/1978: means Law No. 392 of 27 July 1978;

1.1.22.	Premises: has the meaning set forth in Paragraph 2.1.4;

1.1.23.	Technical Rooms: has the meaning set forth in Paragraph 2.1.4;

1.1.24.	Office Premises: has the meaning set forth in Paragraph 2.1.1;

1.1.25.	Landlord: has the meaning set forth in the epigraph;

1.1.26.	Common Charges: has the meaning set forth in Section 3.7;

1.1.27.	Exhibition Works: has the meaning set forth the recital (C);

1.1.28.	Party or Parties: means, severally or jointly, the Tenant or the Landlord, as the case may be;

1.1.29.	Common Parts of the Complex: refers to all driveways, roads, sidewalks, squares, green areas, atriums, stairs, public lifts, unloading areas, service parking spaces and accesses to the car park and other connected areas, technical and service rooms (including, by way of example and not limited to, the related electrical, mechanical, plumbing, lighting, signage, security systems, management and other systems present in or functional to the common areas of the Complex and, more generally, the systems serving the Complex) as well as the areas and systems that can be used (or in any case usable or placed at the service of the Complex during the Term) by the occupants of the Complex as determined from time to time by the owners of the buildings of the Complex in the Complex Regulations and/or by the competent authorities;

1.1.30.	Liability: means any liability, claim, loss, expense, damage (including consequential damage and loss of profit) or cost, including, but not limited to, legal fees, it being understood that any liability will be calculated in accordance with the provisions of Articles 1223 et seq. of the Italian Civil Code;

1.1.31.	Renewal Term: has the meaning set forth in Section 4.2;

1.1.32.	Property Manager: means the entity, currently identified as the company Coima S.r.l., to whom the Landlord has entrusted the provision of property and facility management services in respect of the Building and the Complex and the Common Parts of the Complex;

1.1.33.	Budget Schedule: has the meaning set forth in Section 3.9;

1.1.34.	Representatives: has the meaning set forth in Section 18.2;

1.1.35.	Complex Regulations: has the meaning set forth in recital (D);

1.1.36.	Affiliated Companies: means any legal entity that, directly or indirectly, is controlled by, or controls the Tenant or is subject to control by the same person who controls the Tenant, pursuant to and for the purposes of Article 2359 of the Italian Civil Code;

1.1.37.	Expenses: has the meaning set forth in Section 3.8;

1.1.38.	Delivery Report: means the report signed by the Parties on 15 January 2021 attached to this Agreement as Annex 1.1.38;

2.	SUBJECT

2.1.	Subject to the terms and conditions set forth in this Agreement, the Landlord leases and transfers in possession to the Tenant, and the Tenant leases and accepts from the Landlord, the following spaces and premises, for the exclusive use of the Tenant:

2.1.1.	the premises of the Building from the first to the third floor and the entire floor of the entrance lobby (including the related common areas), having a total area of approximately 3,800 square meters, currently identified at the Land Registry of the Municipality of Milan on Sheet 265, Map 18, subordinate 720, better identified in the plans attached to this Agreement as Annex 2.1.1 (the "Office Rooms");

2.1.2.	the spaces used for archive use of about 50 square meters located in the basement of the Complex, identified at the Land Registry of the Municipality of Milan on Sheet 265, Map 18, Subordinate 714, highlighted with a special screen in the illustrative plans attached to this Agreement as Annex 2.1.2, with the wording "Archive Area" (the "Archive Area");

2.1.3.	10 (ten) underground parking spaces, in the 2nd basement portion of the Complex, highlighted with a special screen in the illustrative plans attached to this Agreement as Annex 2.1.3 (the "Parking Area"); and

2.1.4.	the technical rooms located in the Complex on the 1st basement floor, highlighted with a special screen in the illustrative plans attached to this Agreement as Annex 2.1.4, (the "Technical Rooms" and, together with the Office Rooms, the Archive Area and the Parking Area, the "Premises").

2.2.	For the sake of clarity, it should be noted that the lease of the Premises and the aforementioned rights do not extend to spaces of general interest and/or for common activities pertaining to other buildings or areas of the Complex that are not indicated with the relevant screen in Annex (D), as well as to any additional spaces of general interest and for common activities, anywhere sites, pertaining to other buildings or areas of the Complex, with respect to which the Tenant acknowledges that he will not be able to claim any exclusive right of use or exploitation. The lease covered by this Agreement does not extend to the following portions of the Building, which will remain at the full disposal of the Landlord: (i) the roof of the Building; (ii) the perimeter areas immediately outside the Building; (iii) the façade of the Building, (iv) the courtyard of the Complex, (v) the basements, with the exception of the spaces indicated in Articles 2.1.2 and 2.1.3 above, and (vii) the technological systems serving the entire Complex.

2.3.	With regard to the use of the Premises, it is agreed as follows:

2.3.1.	the Office Premises are leased to the Tenant for the sole purpose of allowing the latter to carry out office activities and for any other legitimate purpose that is consistent with the office use of the Office Premises, with the express prohibition of conducting sales or service activities that involve direct contact with the public of users and end consumers (the "Permitted Activity"), thus expressly excluding any other use of the Office Premises not previously authorized in writing by the Landlord, which, if carried out even only occasionally, will constitute cause for express termination of the Agreement pursuant to Article 14 below;

2.3.2.	the Archive Area may be used by the Tenant only for the ordinary purposes of storing documents, tools and materials related to the Permitted Activity, in compliance with the relevant applicable regulations, any requirements of the competent authorities and the management and use provisions defined in the Complex Regulations; e

2.3.3.	the Parking Area may only be used for the parking and storage of bicycles and for the parking of cars, mopeds and motorcycles in compliance with the relevant applicable regulations, any requirements of the competent authorities and the management and use provisions defined in the Complex Regulations;

2.3.4.	the Technical Rooms may only be used for the purpose of carrying out maintenance work on the systems and machinery housed therein.

2.4.	In any case, the Premises may not be used for uses other than those indicated in the previous Paragraphs or for purposes that (i) violate any applicable regulations (including, but not limited to, fire prevention regulations), any requirements of the competent authorities or any of the management and use provisions defined in the Complex Regulations; (ii) are indecent, unseemly or in any case do not respect common morality; (iii) produce excessive or unusual noise, odors of any kind, other emissions not permitted by applicable regulations or by the Complex Regulations; (iv) cause excessive loads on lifts or slabs or in common lift systems; (v) adversely affect the rights of use of other owners and tenants of the Complex; or (vi) adversely affect the Structural Elements of the Building, the structural integrity of the Building or Complex, or the primary systems (plumbing, mechanical, electrical, heating and air conditioning, etc.) of the Building and the Complex.

2.5.	The Tenant declares that the Premises will be used exclusively for the performance of the Permitted Activity, which does not involve direct contact with the public of users and end consumers. Regardless of this declaration, the Parties agree in any case – even in derogation of any applicable rules, also pursuant to and for the purposes of the provisions of Law Decree No. 133 of 12 September 2014 converted into Law No. 164 of 11 November 2014 and Article 79, Paragraph 3 of Law 392/1978 – to exclude any form of compensation to the Tenant in the event of termination of the lease of the Premises due to any goodwill generated by the Tenant himself; This declaration absorbs all the content and consequences of Article 35 of Law 392/1978 and subsequent amendments, thus strictly excluding the applicability of Article 34-38-39 and 40 of the same law cited above. The Parties agree that this agreement is of an essential nature, as in the absence of it the Landlord would not have decided to lease the Premises to the Tenant. The above will also apply in the event that these rights were provided for by new and different legal provisions in place at the time of termination or termination of the relationship, pursuant to the provisions of Section 22.8 below.

2.6.	Pursuant to Legislative Decree 192/2005 as amended by Legislative Decree no. 311 of 29/12/2006 and subsequent amendments, and the Lombardy Region Law (Lombardy Region Council Resolution no. 8/5018 of 26/06/2007, no. 8/5773 of 31 October 2007, no. 8/8745 of 22/12/2008 and subsequent amendments), the Landlord shall provide the Tenant with the energy performance certificate relating to the Building – identification code no. 1514603710620, a certified copy of which is attached here as Annex 2.6, and declares that there are no causes determining the forfeiture of the suitability of the Certificate itself. The Tenant declares that he has received the information regarding the energy certification certificate of the Building, acknowledging that the same is classified as A2 and has a project energy consumption for heating equal to Euro 170.69 kWh/m2 per year.

2.7.	With specific reference to the use, operation and maintenance of the Premises and the consumption of electricity and other utilities, the Tenant undertakes to comply at all times with the provisions of the applicable regulations, and in any case to cooperate with the Landlord in order to preserve the energy class and energy consumption value attributed to the Building. The Tenant shall provide the Landlord, at the latter's request, with documentation proving compliance with the applicable regulations referred to above that may be required from time to time by the Landlord and/or the competent authorities, and shall cooperate with the Landlord and the Property Manager to:

2.7.1.	guarantee the operation of the premises and related systems according to energy efficiency standards, based on maximum cost savings, adopting solutions aimed at minimizing operating expenses; e

2.7.2.	take due account of the operational recommendations provided by the Landlord about energy efficiency necessary to maintain the class and energy consumption value initially attributed to the Building.

2.8.	The rights of the Tenant include and are subject to any rights or encumbrances in favor of the Building and other properties and, conversely, in favor of other properties and at the expense of the Building, existing on the Rental Start Date or which will be imposed by virtue of legal provisions, regulations or other measures of the public administration.

2.9.	For the entire Term of this Agreement, the Tenant undertakes to comply with any legal or regulatory provision applicable to the Building and the activity conducted therein.

2.10.	In the event that the activity related to the exercise of the Permitted Activity is – during the Term – conditioned, due to the intervention of the administrative and/or health authorities and/or changes in the applicable regulations, to the execution or implementation of technical measures, their implementation will be promptly implemented by and at the expense of the Tenant and compatibly with the structure, set-up and decoration of the Building and the Complex. To this end, however, the written authorization of the Landlord will be required, which will not be unreasonably denied.

2.11.	The Landlord declares and guarantees that the density of crowding relative to the surface area of the Office Rooms located on floors 1, 2 and 3 will be equal to 119 people / 1st floor, 119 people / 2nd floor and 119 (280 for occasional events) people / 3rd floor calculated according to the regulations in force on the subject.

2.12.	The Parties declare that the Landlord has applied for LEED (shell and core) certification and other international certifications related to the sustainability of the Building. The Tenant declares that it will also carry out the Set-Up Works by implementing the minimum mandatory requirements for maintaining the LEED® (shell and core) and WELL® (shell and core) certification of the Building, as specified in Annex 2.12. Once the Set-Up Works have been completed, the Tenant undertakes to enter the data of the Executive Project and the Set-Up Works in the Building Information Model of the Building prepared by the Landlord.

2.13.	The Landlord undertakes to promptly notify the Tenant if one or more additional leasable spaces within the Complex become available.

3.	ANNUAL RENT AND EXPENSES

3.1.	As consideration for the rental of the Premises, the Tenant, starting from the Rental Start Date, will pay an amount for each year of the Initial Term equal to Euro 1,880,000.00 (one million, eight hundred and eighty thousand/00), plus VAT (as specified below) and other taxes to the extent and rate applicable by law (the "Annual Rent"), by way of flat-rate and "corporate" rent and without prejudice to the obligation to pay the Landlord the Common Expenses and Charges pursuant to Articles 3.7 and

3.8. As an indication and for the sake of clarity, the Parties acknowledge that the Annual Rent has been calculated on the following basis:

3.1.1.	Euro 1,855,000.00 (one million, eight hundred and fifty-five thousand/00) plus VAT and other taxes to the extent and rate applicable by law, as an annual rent for the rental of the Office Premises, the Technical Rooms and the Archive Area; e

3.1.2.	Euro 25,000.00 (twenty-five thousand/00) plus VAT and other taxes to the extent and rate applicable by law, as an annual rent for the rental of the Parking Area.

3.2.	The Annual Rent will be subject annually – starting from the end of the first year of the lease – to an increase equal to the ISTAT Automatic Update without the need for any communication from the Landlord to the Tenant. If the ISTAT index is not known on any of the payment due dates (because it is published after that date), the Tenant will pay the Landlord a provisional amount equal to the Annual Rent due for the previous quarter, it being understood that the adjustment by way of updating the Annual Rent must be paid by the Tenant to the Landlord once the ISTAT index has become known, within 8 (eight) days of the Landlord's request.

3.3.	By express option of the Landlord, the lease will be subject to value added tax; therefore, the amount of the Annual Rent will be increased by VAT, in addition to registration, stamp duty or similar taxes, to the extent applicable from time to time, which must be paid by the Tenant together with the Annual Rent.

3.4.	The Annual Rent, as well as the Common Charges, Expenses, contributions and any other sum that may be due to the Landlord under this Agreement, must be paid by bank transfer or other method indicated by the Landlord, in quarterly installments in advance, no later than the 5th (fifth) day of the 1st (first) reference month of each quarter (i.e. 5 January, 5 April, 5 July and 5 October), subject to the issuance of a regular invoice, without prejudice, for Common Charges and Expenses, to the adjustment to be paid no later than 31 July of each year according to the mechanism provided for in Section 3.9.

3.5.	In the event of continuation of the lease referred to in this Agreement for the Renewal Term, in accordance with the provisions of Section 4.2, the annual rent applicable during the Renewal Term will be equal to the Annual Rent provided for the last year of the Initial Term as increased by the ISTAT Automatic Update; the provisions of Sections 3.2, 3.3 and 3.4 will also apply to the annual fee for the entire Renewal Term.

3.6.	In the event of late payment of any amount due under this Agreement, the Tenant shall be required to pay default interest equal to the statutory interest (currently equal to 0.8% (zero point eight percent)) increased by two percentage points (2%).

3.7.	The Tenant also undertakes to pay to the Landlord, according to his share attributable to the Premises, the common charges relating to the Building indicated in Annex 3.7 and the common charges relating to the Complex, as attributed by the Complex Regulations, once approved (the "Common Charges").

3.8.	The Tenant is also required to pay the expenses relating to the heating and air conditioning of the Premises, which will be counted and requested by the Property Manager to the extent attributable to the Premises, the expenses relating to the cleaning of the facades of the Premises and the electricity, telephone and water utilities in the name of the Landlord (or his assigns) relating to the Premises, as well as the costs relating to the Property Manager service (which will be attributed to the Tenant according to his share attributable to the Premises), which will also be calculated and requested by the Property Manager (the "Expenses"). The items of Common Expenses and Charges attributed to the Tenant are specifically described in Annex 3.7. It is understood that the Tenant will have the right to ask the Landlord, who hereby undertakes to provide maximum cooperation, information and documentary evidence regarding the Common Charges and Expenses.

3.9.	The Common Charges and Expenses for the reference year will be calculated and initially debited, on a provisional basis and subject to adjustment, on the basis of a budget applicable to the reference year, which will be prepared and communicated by the Landlord or Property Manager by 31 December of each year of the Term of the Agreement (the "Budget Schedule"). The Prospectus for the year 2022 is attached herein as Annex 3.9, for information purposes only and without it representing a binding parameter. By 30 June following the expiry of the term of the reference year, the Landlord will draw up a final balance sheet (the "Final Balance Sheet") and, on the basis of the respective results, at the latest by 31 July of the year following the reference year, the Tenant must pay the Landlord the expenses in excess of the Budget Schedule or, alternatively, the Landlord will charge the Tenant with the possible positive difference, in terms of savings, between the Budget and the Final Balance Sheet.

3.10.	The Parties acknowledge and mutually acknowledge that they have specifically negotiated and agreed, with full knowledge and deliberate acceptance by the Tenant, also pursuant to and for the purposes of the provisions of Law Decree no. 133 of 12 September 2014 converted into Law no. 164 of 11 November 2014, that the Common Charges and Expenses will be borne entirely by the Tenant, without regard to any other provisions contained in the applicable legislation (including, but not limited to, the provisions of Law 392/1978, relating to "ancillary charges"). Therefore, the Tenant waives any right that the Tenant may have regarding the possibility that the Common Charges or Expenses are not charged in whole or in part to the Tenant based on the legislative context in force from time to time. Even if the Common Charges should become, in whole or in part, no longer chargeable to the Tenant by virtue of mandatory regulations, the Tenant will reimburse the Landlord (within the same terms as for the payment of the Annual Rent) the Common Charges whose direct debit to be borne by the Tenant is no longer possible and which have actually been borne by the Landlord. The Parties agree that this agreement is of an essential nature.

3.11.	The Tenant may not exempt himself from the obligation to reimburse, in the measures established by the contract, the Common Charges and Expenses charged to him relating to the common services if he renounces all or part of the services themselves.

3.12.	The Tenant must report to the Municipality of Milan for the taxation of waste collection and the provision of municipal services (or other equivalent form of taxation at the common level) in relation to the leased premises, and the charge will be issued by the competent authority directly at his expense, with full indemnity in favor of the Landlord.

3.13.	Without prejudice to the provisions of Article 1462 of the Italian Civil Code, the Tenant may not delay and/or suspend the payment of both the Annual Rent and the Common

Charges for any reason whatsoever, as the Tenant is entitled to raise objections only after having paid the sums due in full.

4.	DURATION AND WITHDRAWAL

4.1.	The Parties agree that this Agreement shall be for a term of 9 (nine) years from the Rental Start Date (the "Initial Term").

4.2.	At the end of the Initial Term, the Agreement will be subject to automatic renewal for a period of 6 (six) years (the "Renewal Term"), unless the Tenant notifies the Landlord of its intention not to renew the Agreement by written notice to be sent to the Landlord no later than 18 (eighteen) months prior to the expiration date of the Initial Term.

4.3.	It is understood that upon expiry of the Renewal Term, the Agreement will cease to be effective and will cease to exist without the need for any notice to that effect sent by either Party.

4.4.	The Parties agree that the Tenant will have the right to withdraw from the Agreement exclusively with effect at the end of the sixth year of the Term of the Agreement, giving written notice to the Landlord at least 18 (eighteen) months in advance of the effective date of the withdrawal. By way of example, if the Tenant intends to withdraw from the Agreement with effect at the end of the sixth year of the Agreement Term, he must send a notice of withdrawal no later than the end of the 54th (fifty-fourth) month from the Rental Start Date.

4.5.	The Tenant and the Landlord expressly agree that the Tenant has the right to withdraw from this Agreement for "serious reasons" pursuant to and for the purposes of Article 27, last Paragraph, of Law 392/1978 (subject to the existence of qualifying requirements as "serious reasons"); it is understood that any total or partial inadequacy of the Premises, due to a growth in the size of the Tenant will not be qualified as "serious reasons" pursuant to and for the purposes of this Agreement.

5.	CUSTODY – MAINTENANCE – ACCESS

5.1.	The Tenant is the custodian of the Premises and undertakes to keep them with the utmost diligence in accordance with the provisions of Article 5.

5.2.	The Tenant, in his capacity as custodian of the leased property, expressly exonerates the Landlord from any liability, including for any damage that may arise from the fact of other tenants or third parties, and undertakes to indemnify and hold harmless the Landlord and his assigns, also with reference to claims by third parties, with reference to:

5.2.1.	any Liability due to damage caused by its own fault to the Premises and Common Parts of the Complex;

5.2.2.	any Liability caused by the acts of its directors, employees, collaborators or by any person who has had access to the Premises, even temporarily or furtively;

5.2.3.	any damage resulting from the lack of or inadequate maintenance of electrical, mechanical and in particular fire prevention systems;

5.2.4.	any damage resulting from fire, explosion, etc., except in the case of events not attributable to the Tenant;

5.2.5.	any damage resulting from non-compliance with all safety and fire prevention regulations;

5.2.6.	any damage caused by negligence, tampering or improper use of the systems attributable to the Tenant's own conduct; and

5.2.7.	any damage that occurs in the Building, including ground and underground rooms, as a result of flooding, breakage of drain columns, humidity or any other cause, attributable to activities carried out in the Premises, unless these are attributable to construction defects in the Building or to age, force majeure or lack of maintenance, in cases where this is the responsibility of the Landlord pursuant to the law or this Agreement.

5.3.	Repairs and all ordinary and extraordinary maintenance interventions are the responsibility and expense of the Tenant (with the sole exception of extraordinary maintenance work on the Structural Elements), necessary or even only appropriate for the maintenance of the Premises and the systems with which they are equipped in a good state of maintenance and functional to the activity carried out.

5.4.	The Parties agree that the Tenant will take over or enter into directly, in his own name and at his own expense, in the contracts for the utilities relating to the Premises (electricity, telecommunications, air conditioning except for common generation plants, electrical systems, etc.), according to a specification shared with the Landlord in order to define the best maintenance standards of the Premises.

5.5.	In the event of inertia and failure to comply with maintenance obligations, the Landlord will have the right to replace the Tenant, once 14 (fourteen) days have elapsed from the sending of the relevant warning to perform, in the execution of the relevant activity and the Tenant will be required to indemnify the Landlord for the related documented costs reasonably incurred; payment will be due within thirty (thirty) days of the request by the Landlord. The Tenant also undertakes to indemnify and hold harmless the Landlord for any Liabilities for which the Landlord may be called upon to answer to other owners and tenants of the Complex as a result of the Tenant's default.

5.6.	Ordinary and extraordinary maintenance (with the sole exception of extraordinary maintenance work on the Structural Elements) of the Parking Area will be the responsibility of the Landlord and the Tenant according to the pro-rata of his competence.

5.7.	Notwithstanding the foregoing, if any maintenance that the Tenant is required to carry out in accordance with this Article 5 may affect the Structural Elements of the same or the Common Parts of the Complex and not only the Premises, the Tenant must give written notice to the Landlord and such maintenance, limited to the Structural Elements, must be carried out by the Landlord, at their own expense.

5.8.	The Tenant may not make changes that affect the Premises, fire prevention systems, escape routes and, more generally, the operation and compliance of the Building with current regulations, without the prior written consent of the Landlord. The Tenant may not carry out modifications, changes of use, modifications, demolitions, innovations, additions, changes or other works and/or constructions that have an impact on the Building and/or the Premises or that require the obtaining of permits or administrative authorizations, including the DIA, SCIA and CILA, even if they have the character of improving the Premises, without the prior written consent of the Landlord.

5.9.	The Tenant, in the event of the execution of modifications, additions, changes or other works and/or construction, undertakes to obtain all any qualifications and to carry out all the administrative/municipal procedures necessary for their construction and use of the Premises in accordance with the Permitted Activity and the regulations in force from time to time. The Tenant assumes full and exclusive responsibility for any damage to persons or property caused by the execution of the works and undertakes to indemnify the Landlord from any costs, charges, liabilities, damages and prejudices of any nature deriving from or in any way connected to the execution of the same. The works must be carried out by the Tenant under the direction of a technician (e.g., engineer, architect, technical consulting firm, etc.) chosen by the Tenant, it being understood that the relevant fees, including those of the technicians designated by the Landlord for the supervision of the works, will be paid by the Tenant himself. The Landlord will have the right to visit the Premises during the execution of the works in order to verify compliance by the Tenant with the aforementioned provisions. The Tenant undertakes to have these works carried out by companies that are able to guarantee that the work will be carried out in compliance with the rules and requirements on the safety and health of workers referred to in Legislative Decree no. 81 of 9 April 2008 and subsequent amendments. It is understood that the Tenant is solely responsible, in direct relations with the contractors and the competent bodies, for the correct and punctual execution of the works, also from the point of view of health and safety at work.

5.10.	Where it is necessary for the exercise of the rights or the fulfilment of the obligations referred to in this Agreement or in any case for the purposes of management and maintenance of the Building, the Tenant hereby guarantees the Landlord the possibility of accessing the Premises at any time and day of the year, subject to 24 (twenty-four) hours' notice, except for reasons of urgency in which such notice will not be required.

5.11.	The Landlord expressly undertakes to do everything in his power to cause – and to ensure that the authorized parties cause – the least possible disturbance to the Tenant's enjoyment of the Premises and not to disturb – and to ensure that the authorized subjects do not disturb – the Permitted Activity carried out by the Tenant.

5.12.	The Landlord reserves the right to visit or have visited (provided that this is strictly linked to the maintenance activities under the responsibility of the Landlord and/or to the evaluation activities of insurers and/or evaluators of the Building and/or to visits by possible tenants and/or purchasers of the Building) and to have them carried out, subject to agreement on the times and methods (except in the event of an emergency that require immediate and necessary intervention by the of the Landlord, in which neither notice nor an agreement will be required), and without this giving rise to suspension (even partial), disturbance or aggravation of the Permitted Activity, both inside and outside, innovations, repairs, systems and works in general without obligation and/or recognition of any compensation on the part of the Tenant. The foregoing also applies to any extension or other work to be carried out in the Building or Complex. The Tenant expressly waives any and all claims regarding any prejudices of any kind arising from necessary and/or indispensable repairs carried out by the Landlord or his assigns, without prejudice to the Landlord's commitment to do everything in his power to cause the least possible disturbance to the Tenant's enjoyment of the Premises.

5.13.	The Landlord is expressly exempt from the Tenant with reference to any liability for damages deriving from any interruption and/or suspension and/or irregularity of the services provided by third parties (electricity, gas, water, etc.).

5.14.	In any case, the Landlord will be exempt from liability for the non-fulfilment or partial fulfilment of the obligations imposed on him by this Agreement (i.e. maintenance work on the Structural Elements) to be carried out in (or to be carried out by means of access to) the areas of the Building or in the Premises to which the Landlord or his successors in title has not been allowed access by the Tenant.

5.15.	In the event that the Tenant recognizes the existence of pre-existing or supervening defects of the Premises that make the Premises even temporarily unusable for the exercise of the Permitted Activity, the Parties hereby agree that the Tenant will not be entitled to any compensation in the event that the loss or reduced enjoyment of the Premises does not last for more than 20 (twenty) days and concerns a portion of the Premises of less than 10% (ten percent). This is without prejudice to the Tenant's right to a proportional reduction of the Rent pursuant to Article 1584 of the Italian Civil Code in the event that the non-use or reduced enjoyment of the Premises lasts for more than 20 (twenty) continuous days and concerns a portion of the Property greater than 10% (ten percent) and less than or equal to 30% (thirty percent). If the non-use or reduced use of the Premises lasts for more than 20 (twenty) continuous days and concerns a portion of the Premises greater than 30% (thirty percent), the Tenant will also have the right to terminate this Agreement and request compensation for damages (without prejudice to the right to a proportional reduction of the Rent in the event that he does not opt for termination). The Landlord's commitment to do everything in his power to cause the least possible disturbance to the Tenant's enjoyment of the Premises and, in the presence of defects that make the Premises even temporarily unusable for the exercise of the Permitted Activity, to take prompt action in order to remedy them immediately.

6.	OBLIGATIONS RELATING TO THE RETURN OF PREMISES

6.1.	Upon termination, for any reason whatsoever (whether due to the start of the Initial Term or any Renewal Term, withdrawal of the Tenant or termination) of the lease, the following provisions will apply:

6.1.1.	the Tenant will be required, without prejudice to the right of the Landlord referred to in Paragraph 6.1.2 below, at his own care and expense, by the date of termination of this Agreement, to completely restore the Premises to the situation as resulting from the Delivery Report, with restoration to original condition and removal of everything inserted in the Premises by the Tenant not resulting from the Delivery Report, except for improvements and/or additions expressly authorized in writing by the Landlord to remain at the end of the lease. In addition, the Tenant will be required at his own expense, by the date of termination of this Agreement, to remove any polluting material present in the Premises, in accordance with applicable environmental legislation. In the event of non-compliance with this restoration obligation, the Landlord may carry out such restoration activities at its own expense, but at the expense and/or costs of the Tenant on whom such obligation rests, it being understood that, if the Tenant does not pay the relevant amount of expenses and/or costs, this amount may be reimbursed to the Landlord by enforcement and forfeiture of the Guarantee. The Tenant also undertakes to carry out the activities envisaged in this Section in compliance with the regulations on waste disposal and will endeavor to use the best practices, applicable from time to time, to reduce as much as possible the environmental impact relating to the restoration of the Premises;

6.1.2.	upon written request of the Landlord, any improvements and additions made by the Tenant at his own expense and any other modification, whether removable or non-removable, made within the Premises, will become the property of the Landlord without the latter being required to pay compensation, as this agreement has been taken into account in the determination of the Annual Rent; this provision does not apply to furniture and movable property (desks, shelves, chairs, etc.) and all other movable property owned by the Tenant that will remain the property of the Tenant, it being understood that the Tenant must remove all these objects from the Premises without causing any damage to the Premises, the Building and the Complex;

6.1.3.	the Tenant will be required to remove from the Building any distinctive or advertising plaque and sign containing or not references to the name or activity of the Tenant; e

6.1.4.	the Tenant must deliver to the Landlord all the keys and/or access cards relating to the locks and entrance doors or inside the Premises and the Building, and must provide the Landlord with the combination of any safes or armored cabinets present in the Premises.

6.2.	The return of the Premises to the Landlord will be recorded in a report drawn up jointly and signed by both Parties; the aforementioned report will certify the conditions of the Premises at the time of their return.

7.	INSURANCE

7.1.	The Tenant undertakes to stipulate and maintain, at his own expense, for the entire Initial Term and any Renewal Term, the following insurance policies, issued by a leading insurance company authorized to operate in Italy and to the satisfaction of the Landlord:

7.1.1.	a cumulative all-risks insurance policy, with any deductibles to be borne by the Tenant, against all risks relating to the Premises and any works and additions thereto, with a maximum of Euro 10,000,000.00 (ten million/00); and

7.1.2.	a civil liability policy, with any deductibles to be paid by the Tenant, which includes coverage for damage to third parties, the Landlord, and any other damage resulting from the occupation and use by the Tenant of the Premises, with a maximum of Euro 10,000,000.00 (ten million/00).

7.2.	The above policies must provide for the waiver of recourse against the Landlord, its parent companies, subsidiaries and affiliates, as well as their employees. Any deductibles in the policy or damages exceeding the compensation limits provided for will remain at the expense of the Tenant without the latter being able to claim payment from the Landlord or from the subjects indicated above. The policies must also provide for the information to the Landlord of their possible expiry or termination for any reason. At the request of the Landlord, the Tenant will deliver to the Landlord a copy of the policy, as renewed and extended from time to time, and evidence of payment of premiums for the entire Term. In the event of non-payment of the insurance premiums by the Tenant, the Landlord may directly pay the relevant insurance premiums, charging the costs to the Tenant and, where necessary, executing the Guarantee referred to in Article 7.

7.3.	The Landlord undertakes to stipulate and maintain for the entire Term, a comprehensive insurance policy for buildings on the Building including RCT and RCO issued by a leading insurer licensed in Italy, the costs of which will be divided between the Landlord and the Tenant, according to their share attributable to the Premises.

7.4.	All goods, tools and personal effects deposited or located by the Tenant in or at the Premises will fall solely within the risk of the Tenant.

7.5.	The Tenant waives any right of compensation, claim, action or substantive right, against the Landlord, or its representatives, consultants, associates, investors, partners, shareholders, managers or employees (including without limitation, Coima SGR S.p.A. and its directors and employees), for any loss or damage that may affect the Premises, the Building or the Complex, due to fire, weather, or other causes for which the Parties are, or are required to be, insured under the terms of the standard "all-risk" insurance policies set out in Paragraph 7.1.1, regardless of cause or source, including negligence of the other party or their representatives, officers, associates, investors, partners, shareholders, advisors or employees, and warrant that no insurance company shall assert any right of subrogation against such other party for cause of these. The aforementioned waiver does not apply in relation to the amount of damages that exceed the insurance ceilings and/or that are not in any case effectively indemnified by the relevant insurance companies, exclusively with reference to claims deriving from facts attributable to the Landlord.

8.	GUARANTEE

8.1.	To guarantee the correct and punctual fulfilment of all the obligations assumed under this Agreement, the Tenant has today delivered to the Landlord a bank guarantee on first demand without the right of exceptions of any kind and without the benefit of prior enforcement, issued by a primary banking institution to the Landlord's liking and according to the text agreed between the Parties, for a value of Euro 1,890,000.00 (one million, eight hundred and ninety thousand/00) (the "Guarantee") effective until the end of the 6th (sixth) month following the end of the Initial Term. In the event that the Agreement is renewed for the Renewal Term, the Tenant will deliver a new Guarantee effective until the end of the 6th (sixth) month following the conclusion of the Renewal Term. In any case, the Guarantee will cease to be effective after the 6th (sixth) month following the termination of the effectiveness of the Agreement, for whatever reason. The Landlord shall have the right to forfeit or enforce this Guarantee, following a warning to comply within a period of at least 15 (fifteen) days (the "Warning"), in relation to any claim made against the Tenant for non-compliance with the terms and conditions of the Agreement (including, by way of example but not limited to, the payment of the Annual Rent, of Common Expenses and Charges, the amount of ascertained damage caused to the Premises, failure to carry out restoration work on the Premises, etc.), it being understood that, also for the purpose of enforcing the Guarantee in accordance with the canon of good faith, the amount of damages and any compensation to be paid by the Tenant must be adequately documented by the Landlord within the Warning.

8.2.	The Parties agree that the agreements referred to in this Article 8 are of an essential nature, since in the absence (or even in the event of invalidity) of them, the Landlord would not have decided to lease the Premises to the Tenant.

9.	CHANGES TO THE COMPLEX AND/OR BUILDING

9.1.	The Landlord shall have the right to install, maintain, use, repair and replace, at any time, pipes, electrical conduits or other installations or infrastructures that also serve other parts of the Building or Complex and that pass through the Premises, upon prior notice to the Tenant. The Landlord shall also have the right to carry out any necessary tests on the Premises.

9.2.	The Tenant acknowledges and accepts that the location and access routes of the Parking Area may change and be moved within the Complex also according to supervening applicable regulations, requirements from the Municipality of Milan or the Competent Authorities or management needs of the Complex and/or the Building.

9.3.	The Tenant acknowledges and accepts that the Premises are located within the Building and the Complex and, therefore, the Landlord may freely carry out construction, repair, modification activities at any time in any part of the Building and the Complex (and raising activities with reference to the Complex), including in the areas adjacent to the Premises, and this without the Tenant being able to raise exceptions of any kind, causing the least possible disturbance to the Permitted Activity.

10.	SIGNS

The Parties acknowledge that they have agreed on the modalities of display of signs outside and on the façade of the Building, as represented in Annex 10. The Tenant will be free to affix his own signs inside the Premises, provided that this does not involve damage or prejudice to the Structural Elements.

11.	GENERAL RULES OF CONDUCT

11.1.	Without prejudice to the rules of the Complex Regulations, the Tenant is prohibited from occupying the Common Parts of the Complex with various materials or objects, even if only temporarily, as well as from placing fixes, fixtures, plates, signs, curtains of any kind and air conditioners outside the Premises, unless previously authorized to do so by the Landlord in accordance with this Agreement.

11.2.	It is forbidden for the Tenant to install radio or TV or telephone antennas outside the Premises without the prior consent of the Landlord, which cannot be unreasonably denied.

11.3.	The Tenant is required to carry out his/her own business, and to monitor that the activity conducted in or near the Premises by its representatives, employees, guests, contractors and visitors is carried out in such a way as not to cause any disturbance to, or excessive interference with, or annoyance or disturbance to any other occupant of the other buildings in the Complex or the Landlord in the management of the Complex. In particular, it is also expressly forbidden for the Tenant to carry out acts that may cause damage or disturbance to the Landlord, or in general to third parties.

11.4.	The Tenant shall not occupy or use the Premises, or permit any part of the Premises to be occupied or used, for any activity or purpose that (i) is illegal, (ii) is in any way dangerous, (iii) results in increased risk, increased premium or cancellation of theft, civil liability or other insurance cover on the Building or Complex or its contents, unless the Tenant pays in full (and not only pro rata) the cost of the related higher insurance charges (if applicable). The Tenant is required to comply with all applicable regulations (including, but not limited to, those relating to the protection of the health of the occupants of the Building and the Complex, the safety of the systems and fire prevention, and the environment), as well as to keep in place all the authorizations necessary for the purposes of its activity, with full waiver of any claim and full indemnity against the Landlord.

11.5.	The Tenant shall indemnify the Landlord from any Liability arising from, or relating to, works, modifications, additions, maintenance or services carried out by the Tenant (directly or through contractors appointed by the Tenant) on the Premises, except for Liabilities arising from willful misconduct or gross negligence on the part of the Landlord.

11.6.	The Tenant undertakes to allow the visit of the Premises both to aspiring new tenants and to aspiring purchasers or in any case to persons authorized by the Landlord. To this end, the Tenant undertakes to agree with the Landlord on a Working Day, established from time to time according to the Landlord's requests, in which he will allow the visit; the visiting hours will be agreed between the Parties in good faith, reconciling their respective needs. In general, the Tenant undertakes to allow the Landlord to visit the Premises, if the Landlord makes a written request with at least 24 (twenty-four) hours' notice (this deadline does not apply if the Landlord's visit is requested for emergency reasons).

11.7.	In addition, within 15 (fifteen) Business Days of receipt of any communication, news or correspondence sent, in writing, by public bodies or authorities or third parties (hereinafter, the "Communications"), concerning the Premises, the Tenant shall provide the Landlord with a copy of such Communications and related attachments, if any, and shall undertake to cooperate with the Landlord in this regard, in particular, providing all the information necessary in order to take care of the subject matter of these Communications.

11.8.	The Tenant acknowledges that the Landlord may carry out cleaning and/or maintenance activities on the external windows that make up the façade of the Building.

12.	REGULATION AND ADMINISTRATION OF THE BUILDING AND THE COMPLEX

12.1.	The Tenant undertakes to observe and ensure that all the people with whom he has relations (employees, suppliers, etc.) observe the Complex Regulations, which may be modified in the event of new administrative provisions or whenever this is deemed appropriate for the best and/or most functional management of the Building and the Complex.

12.2.	The Tenant acknowledges and accepts that the Building and the Complex are managed in a unitary manner by the Property Manager.

12.3.	The Tenant will have the right to access the Premises, 7 days a week, 24 hours a day (i.e. 24/24, 7/7), provided that they comply with the Complex Regulations and as permitted by the Municipality of Milan and without prejudice to the Tenant's obligation to directly bear all the charges and costs necessary for access to and enjoyment of the Premises.

12.4.	The Landlord undertakes to ensure that the Tenant's activity inside the Building is not substantially interfered with or substantially limited to the peaceful and undisturbed enjoyment as a result of the activities that will be conducted within the spaces of the Building dedicated to retail activities.

13.	INDEMNIFICATION

13.1.	The Tenant agrees to indemnify and hold harmless the Landlord and its directors, representatives, consultants or employees, for any damage caused to the Premises as well as for any damage for which the Landlord may be called upon to respond to third parties due to the activity carried out on the Premises by the Tenant, his representatives, consultants, employees, contractors and suppliers as well as by third parties that the Tenant has allowed access to the Premises or who have in any case had access to them, even by stealth.

13.2.	The Landlord shall not be liable to the Tenant or its directors, representatives, consultants or employees, for any damage to persons or to the Premises due to the fault or willful misconduct of the Tenant, or its representatives, consultants or employees, as well as the Tenant's suppliers, contractors and subcontractors, or persons whom the Tenant has admitted to the Premises (even if only temporarily) and the Tenant agrees to indemnify the Landlord and its representatives (including, without limitation, the Landlord and its directors and employees) from any and all Liabilities for any such damages.

14.	EXPRESS TERMINATION CLAUSE

14.1.	Without prejudice to the remedies provided for in this Agreement and applicable laws in favor of the Landlord, the occurrence of any of the following events will constitute cause for termination of this Agreement pursuant to Article 1456 of the Italian Civil Code for the act and fault of the Tenant:

14.1.1.	violation of the obligations provided for in Articles 2.3 and 2.4;

14.1.2.	performing any work in violation of Section 5.8;

14.1.3.	failure to pay the Annual Rent or Common Charges or Charges, within 60 (sixty) days from the date on which payment is due or any payment arising under this Agreement;

14.1.4.	non-delivery or loss of effectiveness of the Guarantee or non-compliance of the same with the provisions of Article 8;

14.1.5.	posting of any sign or graphic representation visible from outside the Premises, except as permitted by Article 10;

14.1.6.	non-delivery or loss of effectiveness of insurance policies or non-compliance of the same with the provisions of Article 7.

15.	OCCUPATION INDEMNITY

15.1.	If the Agreement has been terminated for any reason and the Tenant has not vacated the Premises by the date of termination of the Agreement, the Tenant or his successor in title must pay to the Landlord, for each day of further occupation of the Premises by the Tenant, an amount equal to:

15.1.1.	150% of the daily Annual Rent payable by the Tenant immediately prior to termination or expiration and the Common Charges and Charges payable by the Tenant that would have been paid if this Agreement had not been terminated or had not expired until the thirtieth day following the date of termination; e

15.1.2.	300% of the daily Annual Rent payable by the Tenant immediately prior to termination or expiry and the Common Charges and Expenses payable by the Tenant that would have been paid if this Agreement had not been terminated or had not expired for each additional day of delay in the return of the Premises after the thirtieth from the date of termination.

15.2.	Failure by the Tenant to issue it after the Initial Term or any Renewal Term shall in no event be construed as an extension of the term of this Agreement.

16.	ASSIGNMENT - SUBLEASE - LOAN

16.1.	The Tenant may not assign, during the entire Term of this Agreement, in whole or in part, this Agreement to any person, including in the event of the sale of a business or business unit or as a result of any extraordinary transactions including, but not limited to, mergers, demergers, transformations, nor any rights and/or obligations arising from it.

16.2.	The Tenant may not grant, during the entire Term of this Agreement, in whole or in part, the Premises on sublease or on loan, except with the express and written prior authorization of the Landlord, which must not be unreasonably denied. It is understood that consent will not be considered unreasonably withheld if: (i) the sublessor or tenant, in the sole discretion of the Landlord, does not have adequate economic capacity to support the Annual Rent and (ii) the terms and conditions of the sublease are not in line with the relevant market conditions. In the event that the sublease is authorized and the economic terms of the sublease are better than those contained in this Agreement, 50% of the economic benefit deriving from such subleases must be paid by the Tenant to the Landlord. This Article shall be without prejudice to the application of Section 16.3 below.

16.3.	Without prejudice to the provisions of Sections 16.1 and 16.2 above, the Tenant is authorized, without the prior authorization of the Landlord, to

16.3.1.	transfer, in whole or in part, also as a result of any extraordinary transactions, this Agreement to Affiliated Companies;

16.3.2.	sublease or loan (comodato) (even non-exclusively) the Premises, in whole or in part, to Affiliated Companies.

16.4.	In any case in which the Tenant assigns this Agreement, the Parties hereby agree that the Tenant will not be relieved of the obligations or agreements provided for in this

Agreement and therefore, the Tenant will remain jointly and severally liable with the transferee, towards the Landlord, for all the obligations under this Agreement.

16.5.	The Tenant hereby authorizes the Landlord to assign this Agreement to Affiliated Companies, at any time, including as a result of extraordinary transactions (including, but not limited to, mergers, demergers, transformations, contributions of businesses or transfers and leases of businesses or business units, even partial assignments of shares in investment funds).The Tenant also authorizes the Landlord to assign the credit rights arising from this Agreement to third parties.

16.6.	The Parties acknowledge that in the event of the sale of the Building, the provisions of Articles 1599 and 1602 of the Italian Civil Code will apply and the assignee of Coima S.G.R. S.p.A. will take over the legal relationships arising from this Agreement.

17.	REGISTRATION – FEES – INTERMEDIARIES

17.1.	Notwithstanding the provisions of Article 8 of Law 392/1978, the registration tax of this Agreement will be borne by the Tenant. The relevant payment will be made by the Landlord, even for the years following the first and the related cost will be reimbursed by the Tenant.

17.2.	The Parties shall each bear the fees, fees and expenses relating to the services provided by their respective consultants.

17.3.	All stamp duty, receipt and any other expense inherent in the completion of this Agreement are borne by the Tenant.

17.4.	The Tenant will be responsible for the TASI and TARI, and any tax or fee that may replace them, as far as it is within his competence, as well as any tax and/or indemnity relating to the possession and use of the Premises.

17.5.	The Landlord declares that it has availed itself of the brokers GVA Redilco S.r.l. and Cushman & Wakefield LLP for the conclusion of this Agreement and the Tenant declares that it has availed itself of the broker GVA Redilco S.r.l. for the conclusion of this Agreement. The Parties declare and guarantee that the brokerage costs have already been incurred.

18.	CONFIDENTIALITY, NOTICES AND COMMUNICATIONS

18.1.	The Parties mutually undertake to maintain absolute confidentiality and to treat as confidential this Agreement and all information that will be exchanged between them in execution of this Agreement (the "Confidential Information") and to ensure that this obligation of confidentiality is also observed by their directors, managers, employees, consultants and agents. Confidentiality duties shall survive the expiration and termination of this Agreement.

18.2.	The confidentiality duties assumed by the Parties do not apply to communications made by each party: (i) to their respective directors, officers, employees, consultants and agents (the "Representatives") for whom such information is necessary for the performance of this Agreement, who will be informed of the confidential nature of the Confidential Information; and (ii) to any public authority or body under applicable laws, regulations or decrees.

18.3.	The term Confidential Information does not include information that:

(a)	at the time of disclosure is, or subsequently becomes, in the public domain (for reasons other than disclosure by the respective Party or its Representatives in violation of this Agreement);

(b)	at the time of disclosure is available, or is subsequently made available, to a Party on a non-confidential basis by sources other than the other Party or the Party's advisers, provided that such source was not subject, to the best of the Party's knowledge, to a duty of confidentiality with respect to such information;

(c)	has been independently acquired or developed by the Party in the absence of a breach of its obligations under this Agreement.

18.4.	Notwithstanding Section 18.1, the Landlord may disclose only the strictly necessary information relating to the lease to its members, investors, lenders, consultants, insurance companies, municipal officials and any assignees of the Premises. It is expressly understood that, in the event of communication of information relating to the lease to any of the above-mentioned parties, the Landlord shall guarantee, pursuant to and for the purposes of Article 1381 of the Italian Civil Code, compliance with the confidentiality obligations provided for in this Article 18 by the subjects to whom such information has been transferred.

18.5.	The Landlord may communicate the signature of this Agreement by means of a press or any other form of communication, it being understood that the text and form of such communication must be shared and agreed with the Tenant. Such communication shall not concern or specify the general and economic conditions referred to in this Agreement.

18.6.	Each Party expressly undertakes not to issue announcements or press releases regarding any information and content, and this with particular reference to the economic terms and conditions inherent to this Agreement or to the documentation exchanged during negotiations without the prior express and written authorization of the other Party. The Parties acknowledge and accept hereby that any unauthorized communication regarding the foregoing is an act capable of causing, in any case, serious damage and prejudice both direct and indirect (by way of example and not limited to, including emerging damage, damage to image and reputation, loss of profit) to the other Party.

18.7.	Nothing in this Section 18 shall prevent the Parties from making announcements or disclosing information where required by applicable law or regulation, or required by competent authorities; however, in the event that a Party is required by law to disclose confidential information to third parties, the Party undertakes, where possible and to the extent permitted by the Party, to promptly notify the other Party before releasing such information.

19.	COMMUNICATION

19.1.	The communications provided for by this Agreement or by law must be made in writing by registered mail with return receipt or by certified e-mail, sent to the Parties at the respective addresses below, where each of them elects domicile, meaning as proof of receipt the acknowledgement of receipt of the registered letter or the confirmation of delivery of the certified e-mail communication:

19.1.1.	if intended for the Landlord:

Address: Piazza Gae Aulenti 12

Postal code: 20154

Country: Italy

Attn: Fund manager

PEC: progetti@coimasgr.com

E-mail: ettore.nobili@coimasgr.com; matteo.rava@coimasgr.com

19.1.2.	if intended for the Tenant:

Address: Corso Como 15

Postal code: 20154

Country: Italy

Attn: Accounting, Finance & Legal

PEC: bendingspoons@legalmail.it

E-mail: afl-team@bendingspoons.com

19.2.	The Parties are required to notify each other in writing of any changes to their respective postal and certified e-mail addresses for the transmission of the notices provided for in this Agreement by registered mail with return receipt or certified e-mail, the receipt of which will be confirmed by the relevant delivery receipt.

20.	DATA MANAGEMENT

The Tenant acknowledges and accepts that the Landlord intends to implement a "smart building infrastructure" with reference to the Complex, consisting of a central server, with cabling within the common areas and an operating system that will operate in conjunction with the Building Management System.

Purpose of the Procedure

-	The sensors, positioned on each floor, equipped with "Internet of Things" technologies, with the exception of any video cameras ("IoT Sensors") will be provided in all the Premises according to the technical specifications of the Landlord, which will be shared with the Tenant; the information collected through the IoT Sensors will be shared with the Tenant, in compliance with high security standards. The IoT Sensors will only collect the information necessary for the operation of the systems (without prejudice to the provisions referred to in letter b) of this section below. Purpose of the Procedure), relating in particular to: i) temperature, ii) humidity, iii) CO2 emissions, iv) solar radiation and v) movement light activation system (collectively, "Information for the operation of the systems"”). Information for the operation of the systems does not constitute personal data within the meaning of Article 4(1) of Regulation 2016/679/EU (General Data Protection Regulation – "GDPR"). The Landlord acknowledges and agrees that the collection of any type of information additional to the Information for the operation of the facilities will require the written consent of the Tenant, which cannot be reasonably withheld, except with adequate reasons provided in writing. The Landlord may process, aggregate and in any way use the Information for the operation of the plants at its own discretion and for its own main purposes (by way of example but not limited to, for uses such as carrying out audits, preparing reports, etc.). In addition, the Landlord may use the Information for the operation of the plants in the context of "case studies" and other materials created for research and analysis purposes, as well as for information and communication purposes; such materials, if they require direct references and mentions to the Tenant, his activity, and the methods/timing of occupation of the Premises or the uses to which the Premises are intended by the Tenant, will be submitted in advance to the Tenant for his written approval at the email address legal@bendingspoons.com. In the event of no response within 10 (ten) working days from the submission of the materials, they will be considered tacitly approved; in the event of non-approval, the Tenant will take care to justify in detail the reasons for the dissent, also indicating proposals for changes, once implemented the materials may be used / disseminated by the Landlord without the need for further submission for approval. The Landlord will provide the Tenant with information on how the Information is collected and transmitted for the operation of the plants, by the supplier(s) of the IoT Sensors. The Tenant shall have the right to verify the security protocols of the supplier(s) of the IoT Sensors by sending such supplier(s) an information security questionnaire (which shall be reasonable in relation to the intended purpose).

-	In addition to what is indicated in letter a) of this section Purpose of the Procedure, the following may be made available: (i) an additional function of IoT Sensors (including Bluetooth beacon devices integrated into IoT Sensors – "Additional Function"), as well as (ii) additional devices capable of detecting information of various kinds ("Additional Devices").”). The Additional Function allows you to collect information relating to the number or internal position of the occupants of the Premises (so-called "S.C. indoor positioning); Additional Devices allow you to collect information about the occupancy of the workstations where they are installed. Since the information transmitted by the Additional Function and the Additional Devices is suitable to constitute personal data pursuant to Article 4(1) of the GDPR, before their activation, the Tenant will carry out any assessment and in-depth analysis on the appropriateness of their adoption, in consideration of the obligations and prohibitions incumbent on it in light of both the legislation on the protection of personal data, and any other applicable legislation (by way of example but not limited to, labor legislation). For the purposes of carrying out these assessments, the Landlord will make available, upon request, the information in its possession about the operation of the Additional Function and the Additional Devices, and the consequent processing of personal data, as well as an indication of the percentage of other tenants who have activated these functions. The Tenant reserves the right, upon completion of such assessments, to deactivate the Additional Function and/or Additional Devices, it being understood that the Landlord declares and guarantees that the deactivation will not involve any cost or expense and such deactivation must be communicated.

Should the Tenant opt not to adopt the Additional Function and/or the Additional Devices, the Landlord undertakes not to collect, process and use data and information relating to indoor positioning and occupancy of workstations within the Premises.

Protection of Personal Data and Information for the operation of the plants

a)	The Parties acknowledge that the provisions of this section may be amended in the event that the Tenant, as a result of the appropriate investigations relating to the appropriateness of the adoption of the Additional Function and Additional Devices, considers that the legal framework applicable between the Parties, as indicated in this section, should be differently qualified. If, on the other hand, as a result of such investigations, the Tenant confirms that the legal framework between the Parties is correctly reflected in this section, the obligations indicated therein will be considered fully applicable.

b)	Relations between the Parties. In the event of the adoption of the Additional Function and/or Additional Devices, the Parties may carry out the processing of personal data, as defined in Article 4(1) of the GDPR ("Personal Data"). In this case, each Party will process the Personal Data as an independent controller. For the sake of clarity, the Parties will not be considered joint controllers of Personal Data pursuant to Article 26 of the GDPR. Each Party undertakes to process Personal Data in accordance with the legislation on the protection of personal data (by way of example and not limited to, the GDPR and Legislative Decree 196/2003 and subsequent amendments – "Privacy Legislation"), and with any other applicable regulatory provision (by way of example and not limited to, on labour matters, and on health and safety in the workplace). It is understood that each Party shall not be liable for the failure of the other Party to comply with the Privacy Policy and any other applicable regulatory provisions. Both Parties undertake, in particular, to draw up an adequate information notice on the processing of Personal Data pursuant to Article 13 of the GDPR ("Policy"); the Tenant undertakes to submit to the interested parties both the Information drawn up by the latter and the Information prepared by the Landlord, in accordance with all the provisions of the Privacy Legislation in this regard, and assuming all responsibility relating to the failure to submit (or inadequately submit) the same.

c)	Security measures. The Parties will process Personal Data with the adoption of appropriate technical and organizational measures, in accordance with articles 32-ss of the GDPR.

d)	Restrictions on the processing of Personal Data and the use of Information for the operation of the facilities

1.	Only Personal Data will be transmitted by the Landlord to the Tenant (in addition to the Information for the operation of the systems referred to in the Purpose section of the Procedure). Consequently, the Tenant will not carry out any processing of further personal data and/or use of information collected by the Landlord, which is not related to the Premises or visitors to the Premises.

2.	Notwithstanding the foregoing, the Tenant, without prejudice to the remedies granted to the Landlord under this Agreement and applicable law, declares and warrants that:

(i)	will process Personal Data for the following purposes: to improve the management of company premises and provide its staff with better conditions for carrying out activities;

(ii)	will use the Information for the operation of the plants for the following purposes: to improve the management of the company premises and to provide its staff with better conditions for carrying out activities;

(iii)	it will not process the Personal Data for purposes other than or different from those referred to in point (i) above, and will not use the Information for the operation of the plants for purposes other than those referred to in point (ii), except as specified in this Agreement or in a statement of work, order or other similar declaration that is previously agreed and approved between the Parties in writing;

(iv)	it will not proceed under any circumstances, directly or indirectly, with the transmission, transfer, sale, distribution or transfer of Personal Data and/or Information for the operation of the plants to third parties; e

(v)	will not, directly or indirectly, collect, access, store, copy, modify, create derivative works from, disclose or otherwise process Personal Data and/or Information for the operation of the facilities, except as specified in this Agreement or in a statement of work, order or other similar statement that is previously agreed and approved between the Parties in writing.

3.	Notwithstanding the foregoing, the Landlord, without prejudice to the remedies granted to the Tenant under this Agreement and applicable law, declares and warrants that:

(i)	will not under any circumstances, directly or indirectly, transmit, assign, sell, distribute or transfer Personal Data to third parties; e

(ii)	will not, directly or indirectly, collect, access, store, copy, modify, create derivative works from, disclose or otherwise process Personal Data, except as specified in this Agreement or in a statement of work, order or other similar statement that is previously agreed and approved between the Parties in writing.

4.	Each Party may delegate to third parties the processing of Personal Data and/or the use of Information for the operation of the plants, provided that said third parties:

(i)	are bound by confidentiality commitments at least equal to those assumed by the Parties under this Agreement, and by obligations at least equal to those identified pursuant to the Purposes section of the Procedure and this section Protection of Personal Data and Information for the operation of the plants;

(ii)	with reference to the processing of Personal Data, have signed an appropriate deed of designation as data processor that contains at least the essential requirements referred to in Article 28 of the GDPR;

(iii)	have given their consent to be periodically assessed (also as a result of audits and controls), respectively, by the Landlord or the Tenant.

e)	Requests for information, verifications and inspections. Without prejudice to the role of independent data controller of the Personal Data of each of the Parties:

(i)	the Tenant will promptly respond to all requests for information from the Landlord regarding the use of the Information for the operation of the facilities and the processing of Personal Data;

(ii)	the Landlord is granted the right to carry out, directly or through third parties specifically appointed, with regard to the Tenant and its assignees (such as, by way of example but not limited to, any data processors, subcontractors, agents), checks and inspections (at the Premises and/or other offices and offices of the Tenant) in order to verify the effective fulfilment, by the Tenant and/or its assigns, of the obligations referred to in the Purpose of the Procedure section and in this section Protection of Personal Data and Information for the operation of the plants.

f)	Cross-Border Transfers of Personal Data. The Parties will process Personal Data within the European Economic Area. If Personal Data is processed by either Party outside the

European Economic Area, each Party undertakes to comply with the "controller to controller" transfer clauses of the European Commission adopted by the European Commission. In the event of any inconsistency between the "controller to controller" clauses and this Agreement or other agreements between the Parties, the "controller to controller" clauses shall prevail. The terms of this Agreement shall not modify the "controller to controller" clauses in any way, which may only be modified in accordance with the specific provisions herein.

g)	Indemnity. The Parties undertake to indemnify and hold each other harmless (and to indemnify and hold harmless their assignees or assigns) from any damage, prejudice, cost, expense (including legal fees), sanction or any other burden arising from judicial, arbitration or administrative claims or actions by any third party, including public administrations, national or international obligations, as a result of non-compliance with the obligations assumed pursuant to the Purposes section of the Procedure and this section Protection of Personal Data and Information for the operation of the plants

21.	CODE OF ETHICS AND ORGANIZATIONAL MODEL PURSUANT TO LEGISLATIVE DECREE NO. 231/2001

21.1.	The Parties shall, at all times, take all necessary steps to ensure that their own activities and those of their directors, employees, representatives, contractors and consultants under this Agreement are conducted in such a manner as to exclude any bribery or other unlawful conduct by their directors, employees, representatives, contractors and consultants and in compliance with applicable laws.

21.2.	The Tenant acknowledges that the Landlord has adopted a code of ethics and an organization, management and control model pursuant to Legislative Decree 231/2001 of which he declares to have taken full knowledge. The Tenant undertakes to operate in compliance with the organizational, management and control model and code of ethics pursuant to Legislative Decree 231/2001. It is understood that any hypothesis of violation of the organizational, management and control model and the code of ethics by the Tenant, or its directors, employees, representatives, collaborators and consultants will entitle the Landlord to immediately terminate this Agreement pursuant to and for the purposes of Article 1456 of the Italian Civil Code.

21.3.	The Tenant shall indemnify and hold harmless the Landlord as well as its assigns and/or successors for any and all losses, damages or liabilities, costs or expenses incurred by the Landlord and its assigns and/or successors (including those arising from claims by third parties) that result from (but not limited to) any breach by the Tenant, of its directors, employees, representatives, collaborators and consultants of the aforementioned organization, management and control model and code of ethics pursuant to Legislative Decree 231/2001 or from the commission of any of the offences relevant for the purposes of Legislative Decree 231/2001.

21.4.	The Landlord acknowledges that the Tenant intends to adopt a code of ethics and an organization, management and control model pursuant to Legislative Decree 231/2001. In the event that the Tenant obtains such documents, the Landlord will be promptly made aware of them. The Landlord undertakes to operate in compliance with the organizational, management and control model and code of ethics pursuant to Legislative Decree 231/2001 that will be adopted by the Tenant, and of which the Landlord will be made aware, during the Term of this Agreement.

21.5.	The Landlord shall indemnify and hold harmless the Tenant and its assigns and/or successors for any and all losses, damages or liabilities, costs or expenses incurred by the Tenant and its assigns and/or successors (including those arising from claims by third parties) that have resulted from (by way of example only) any breach by the Landlord, of its directors, employees, representatives, collaborators and consultants of the aforementioned organization, management and control model and code of ethics pursuant to Legislative Decree 231/2001 or from the commission of any of the offences relevant for the purposes of Legislative Decree 231/2001.

22.	GENERAL PROVISIONS

22.1.	The Parties acknowledge that they have specifically agreed on the terms and conditions of this Agreement also in derogation of the provisions on lease for use other than residential contained in Law no. 392/1978, also by virtue of the provisions introduced by Article 18 of Decree-Law no. 133 of 12 September 2014 converted into Law no. 164 of 11 November 2014 and Article 79 Paragraph 3 of Law 392/1978. In the event of amendment of the provisions of Decree-Law no. 133 of 12 September 2014, as converted, or of Article 79 Paragraph 3 of Law 392/1978, the Parties confirm that they intend to maintain the effective agreements in derogation of Law no. 392/1978 for the entire Term, also pursuant to Paragraph 22.8 below, having expressly and knowingly taken into account in determining the economic balance of the contractual relationship.

22.2.	Amendments and/or additions to this Agreement and its Annexes shall be considered valid and binding only if agreed by the Parties in writing and signed by both Parties.

22.3.	This Agreement, its Schedules and the documentation referred to herein represent the entire agreement reached between the Parties with respect to the subject matter of this Agreement and supersede any prior agreement or understanding between the Parties in relation to the lease under this Agreement.

22.4.	Except as otherwise provided in this Agreement, none of the rights and remedies provided to the Landlord under this Agreement shall exclude any other rights or remedies permitted by law.

22.5.	No waiver of any rights and no representation by the Parties shall be considered valid and effective unless it has been made in writing and signed by the relevant Party. Any waivers and waivers granted by the Parties in relation to a specific breach of this Agreement are not in themselves applicable to any subsequent breaches of the same or similar nature.

22.6.	The Tenant and the Landlord mutually acknowledge that it is the intention of the Parties (i) to promote and improve the environmental sustainability of the Premises and/or the Building (in terms of reducing the environmental impact of the Premises and/or the Building and reducing the consumption of energy and non-energy resources for the use of the Premises and/or the Building, including through the use of environmentally friendly cleaning products) and (ii) to cooperate with each other to identify appropriate strategies for the use of the Premises and/or the Building. improvement of the environmental sustainability performance of the premises and/or the building.

22.7.	The Landlord undertakes to organize meetings with the Tenant, on a periodic basis during the term of the Agreement, in order to (i) evaluate the adequacy and possible ways of improving the sharing of data on energy and water use, waste production and waste recycling practices, (ii) examine the environmental sustainability performance of the Premises and/or the Building, (iii) determine in good faith objectives and strategies to improve the environmental sustainability performance of the Premises and/or the Building.

22.8.	The Tenant and the Landlord expressly acknowledge that, if any of the provisions of this Agreement is invalid, or is considered as such in the future, based on a decision of a competent court, for any reason whatsoever (including, but not limited to, specific prohibitions contained in newly issued regulatory acts, or a position adopted by Italian jurisprudence that considers this type of provision invalid), this Agreement shall remain valid and effective (except for the provisions deemed invalid) and, in such circumstance, the Tenant and the Landlord shall meet in order to discuss in good faith possible alternative provisions, within the limits permitted by law, which would allow the economic purposes pursued by the provisions that have been deemed invalid to be achieved. The above will also apply with reference to the provisions contained in Articles 3.7, 3.8, 3.9, 3.10, 3.11, and 3.12, on Common Charges and Expenses, the content of which the Parties have expressly considered as essential for the purposes of negotiating the Agreement and its terms.

22.9.	The Landlord and the Tenant mutually acknowledge that this Agreement has been the subject of specific and careful negotiation.

23.	APPLICABLE LAW AND JURISDICTION

23.1.	This Agreement shall be governed by and construed in accordance with Italian law.

23.2.	Any dispute relating to the validity, effectiveness, interpretation, execution or termination of this Agreement shall be submitted to the exclusive jurisdiction of the Court of Milan.

Attachments are omitted for registration purposes.

Coima SGR S.p.A.
In the name and on behalf of the fund "Porta Nuova Bonnet – Fondo comune di investimento immobiliare di tipo chiuso"

/s/ Manfredi Catella
Name: Manfredi Catella
Title: Chief Executive Officer

Bending Spoons S.p.A.

/s/ Luca Querella
Name: Luca Querella
Title: Director

ANNEX LIST

Annex (A)	Graphic description of the Complex
Annex (B)	Floor plans describing the Building
Annex (D)	Complex Regulations
Annex 1.1.38	Delivery Report
Annex 2.1.1	Office Room Plans
Annex 2.1.2	Archive Area Plans
Annex 2.1.3	Parking Area Plans
Annex 2.1.4	Technical Room Plans
Annex 2.6	Energy performance certificate relating to the building
Annex 2.12	LEED and WELL Building Sustainability Certifications
Annex 3.7	Common Charges and Expenses
Annex 3.9	Budget Schedule
Annex 10	Signs